Exhibit 10.6
CONSULTING AGREEMENT
     This Consulting Agreement is entered into by and between the Federal Home Loan Bank Des Moines (the “Bank”) and Dan Williams (“Williams”) to set forth the terms and conditions through which Williams will provide consulting services to the Bank.
RECITALS
     WHEREAS, the Board has determined that it is in the Bank’s best interest to retain a consultant to manage certain critical projects and to provide special assistance to the Interim President and Chief Executive Officer; and
     WHEREAS, Williams has specialized knowledge and expertise regarding project management and related matters, and has specific knowledge and insight regarding the challenges the Bank currently faces; and
     WHEREAS, the Bank desires to retain Williams as an independent contractor to apply his specialized knowledge and otherwise to assist the Board and the Bank’s Interim President and Chief Executive Officer with respect to certain matters that require immediate and concentrated attention.
     NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereto agree as follows:
1. DESCRIPTION OF SERVICES. Williams will provide the consulting services to the Bank (referred to collectively as the “Services”) as requested by the Board and by the Bank’s Interim President and Chief Executive Officer. The initial scope of the Services are set forth in Exhibit A hereto. It is understood that the Board and the Bank’s Interim President and Chief Executive Officer may expand or alter the scope of the Services from time to time as deemed necessary and in the Bank’s best interests.
2. PERFORMANCE OF SERVICES. Williams shall determine the manner in which the Services are performed, and the Bank will rely on Williams to work as many hours as may be reasonably necessary to fulfill Williams’s obligations under this Consulting Agreement. Williams, however, agrees to spend an average of three days per week at the Bank’s offices during the term of this Agreement.
3. CONSULTING FEE AND PERFORMANCE BONUS. The Bank will pay Williams a total consulting fee of Ninety Thousand Dollars ($90,000) consulting fee for the Services Williams provides. Said consulting fee shall be paid during the term of this Agreement in equal monthly installments. In addition to the foregoing, Consultant shall be eligible to be considered for a performance related bonus of up to Thirty Thousand Dollars ($30,000), to be determined in the sole discretion of the Board. Any such bonus shall be determined by the Board within sixty days of the expiration of the term of this Consulting Agreement.

4. INDEPENDENT CONTRACTOR, TAXES. Williams agrees and understands that he is being retained as an independent contractor, and not as an employee, and that the Bank will not make any federal, state, or local tax withholding or deductions from the consulting fee paid to him. Williams agrees and understands that as an independent contractor he is solely responsible to pay any and all federal, state or local taxes that apply to the consulting fee described herein, and that the Bank shall not withhold taxes of any kind from the consulting fee. Williams agrees to indemnify and hold the Bank harmless concerning any tax liability the Bank or Williams may incur as a result of the Bank’s treatment of Williams as an independent contractor.
5. EXPENSE REIMBURSEMENT. The Bank shall reimburse Williams for all reasonable “out-of-pocket” expenses Williams incurs that are reasonably associated with Williams’s performance of the Services described in paragraph one of this Consulting Agreement.
6. SUPPORT SERVICES. The Bank will provide Williams with office space, secretarial support, and office supplies to the extent necessary for Williams to perform the Services. The Bank shall have sole discretion to determine the amount and nature of the support service, if any, that are required under this paragraph.
7. TERM. This Consulting Agreement shall remain in force and effect from January 1, 2006 through March 31, 2006. The Agreement may be extended for an additional two weeks, up to and including April 14, 2006, by the mutual consent of the parties.
8. BENEFITS. The parties agree and stipulate that Williams is an independent contractor and not a Bank employee and Williams understands that he is not entitled to any employee benefits. The Bank will not, therefore, provide any fringe benefits to Williams, including, but not limited to, health insurance benefits, paid vacations, severance, or any of the other non-wage benefits typically paid or provided to Bank employees. In addition, the Bank shall not make any contributions to any qualified benefit plan on Williams’s behalf, including contributions to the following Bank sponsored plans: the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan.
9. INJURIES. Williams acknowledges Williams’s obligations to obtain appropriate insurance coverage for the benefit of Williams. Williams waives any rights to recovery from the Bank for any injuries or damages of any kind that Williams may sustain while performing Services under this Consulting Agreement. Because Williams is not a Bank employee, the Bank will not obtain workers’ compensation insurance for Williams, and Williams agrees to maintain any workers’ compensation insurance that may be required by law.
10. CONFIDENTIALITY. Williams agrees and understands that during the term of this Consulting Agreement, Williams may learn, or otherwise be given access to, Confidential Information concerning the Bank. To the extent Williams learns, or obtains access to, Confidential Information of the Bank, Williams agrees to follow, and shall be governed by, all existing laws, regulations, and Bank policies regarding the disclosure or dissemination of Confidential Information. Williams acknowledges that the existing laws, regulations and Bank policies on regarding the unauthorized disclosure or dissemination of Confidential Information may change and, to the extent they do change, Williams agrees to follow and be governed by such changed laws, regulations and policies. As used in this Section, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Williams. Williams acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
10. INTELLECTUAL PROPERTY. Williams agrees that he will not personally obtain any right, title, or interest in any intellectual property he or anyone else develops during the performance of the Services, and that the Bank shall maintain all ownership interest in all such intellectual property. For purposes of this Consulting Agreement, intellectual property shall include all copyrightable works and all ideas, discoveries, inventions, applications for patents, and patents.
11. RETURN OF RECORDS. Upon termination of this Consulting Agreement, Williams shall deliver to the Bank, all records, notes, data, memoranda, models, and equipment of any nature that are in Williams’s possession or under Williams’s control that are the Bank’s property or relate to the Bank’s business.
12. NO AUTHORITY TO BIND THE BANK. Williams has no authority to enter into contracts or agreements on behalf of the Bank during the term of the Consulting Agreement, and this Consulting Agreement shall not be construed as creating any type of partnership between the parties.
14. ENTIRE AGREEMENT. This Consulting Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Consulting Agreement supersedes any prior written or oral agreements between the parties concerning the Services described herein
15. AMENDMENT. This Consulting Agreement may be modified, amended, or extended if the amendment is made in writing and is signed by both parties.
16. SEVERABILITY. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Consulting Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Consulting Agreement.
18. APPLICABLE LAW. This Consulting Agreement shall be governed by the laws of the State of Iowa. Venue for any action to enforce this Agreement shall be in the Iowa District Court for Polk County, or the United States District Court for the Southern District of Iowa if federal jurisdiction exists.
19. EXECUTION. This Consulting Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
FEDERAL HOME LOAN BANK DES MOINES

By:	/s/ Randy L. Newman	Date:	1-12-06

Dan Williams

By:	/s/ Dan J. Williams	Date:	1-12-06

EXHIBIT A
     This Exhibit A to the Consulting Agreement (the “Agreement”) by and between the Federal Home Loan Bank of Des Moines (the “Bank”) and Dan Williams (“Williams”) sets forth the scope of services Williams will provide the Bank during the term of the Agreement and supplements the more general description contained in the Agreement’s recitals and in paragraph 1 of the Agreement.
1.	Engagement Management
a.	Special Assistant to Chief Executive Officer (CEO)
i.	Internal Review Committee (IRC) Continuity

ii.	On-Site Regulator Liaison

iii.	Adjunct Legislative Liaison
b.	Engagement/Project Setup
i.	Administration, monitoring and reporting protocol

ii.	Span of control and reporting structure

iii.	Issue and resolution management

iv.	Transitional Realignment Coordination
1.	Human Resources

2.	General Counsel

3.	Operations
c.	Operational Project Management
i.	Management exam findings and responses

ii.	Management SEC registration and related activities

iii.	Management restatement of financial

iv.	Management MPF/MPP

v.	Senior Leadership Team (SLT) Operation Support

vi.	Transition Management (Needs Assessment)
1.	SLT Relationship Management
d.	Secura Internal Project Management
i.	Internal coordination, support and reporting
2.	Engagement Wrap-up
a.	CEO transition

b.	Date certain

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